Exhibit 3.27

		Phone: (503) 986-2200 Fax: (503) 378-4381				Articles of Amendment—Business/Professional/Nonprofit
		Secretary of State Corporation Division 255 Capital St. NE, Suite 151 Salem, OR 97310-1327			Check the appropriate box below: For office use only ☒ BUSINESS/PROFESSIONAL CORPORATION (Complete only 1, 2, 3, 4, 5, 7) ☐ NONPROFIT CORPORATION (Complete only 1, 2, 3, 5, 6, 7)
Registry Number:		076302-13
Attach Additional Sheet if Necessary Please Type or Print Legibly in Black Ink

1)	Name of Corporation Prior to Amendment				Simplex Manufacturing Co.

2)	State the Article Number(s) and set forth the article(s) as it is amended to read. (Attach a separate sheet if necessary.)
Article VII – See Attached

3)	The Amendment was Adopted On:			February 28, 2001
(If more than one amendment was adopted, identify the date of adoption of each amendment.)

	BUSINESS/PROFESSIONAL CORPORATION ONLY					NONPROFIT CORPORATION ONLY

4)	Check the Appropriate Statement					5)	Check the Appropriate Statement
☒	Shareholder action was required to adopt the amendment(s). The vote was as follows:					☐	Membership approval was not required. The amendment(s) was approved by a sufficient vote of the board of directors or Incorporators.
						☐	Membership approval was required. The membership vote was as follows:
	Class or series of shares	Number of shares outstanding	Number of votes entitled to be cast	Number of votes cast FOR	Number of votes cast AGAINST		Class(es) entited to vote	Number of members entitled to vote	Number of votes entitled to be cast	Number of votes cast FOR	Number of votes cast AGAINST
	Common	74.247	74.247	74.247	-0-

☐	Shareholder action was not required to adopt the amendment(s). The amendment(s) was adopted by the board of directors without shareholder action
☐	The corporation has not issued any shares of stock. Shareholder action was not required to adopt the amendment(s). The amendment(s) was adopted by the board of directors.

6)	Execution
	Printed Name								Title
	Rocco J. Martino								Chairman of the Board and Secretary

7)	Contact Name						Daytime Phone Number – Including Area Code
	Jamie E. Jedras						(312) 715-4036

SIMPLEX MANUFACTURING CO.

ATTACHMENT TO
ARTICLES OF AMENDMENT
OF
SIMPLEX MANUFACTURING CO.
ARTICLE VII
INDEMNIFICATION OF DIRECTORS AND OFFICERS
AND
LIMITATION OF LIABILITY
A.    The corporation shall indemnify each of its directors and officers to the fullest extent permissible under the Oregon Business Corporation Act, as the same exists or may hereafter be amended against all expense, liability and loss (including, without limitation, attorneys’ fees) incurred or suffered by such person by reason of or arising from the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. The indemnification provided in this Paragraph A shall not be exclusive of any other rights to which any person may be entitled under any statute, by law, agreement, resolution of shareholders or directors, contract, or otherwise.
B.    A director of the corporation shall have no personal liability to the corporation or its shareholders for monetary damages for conduct as a director, provided this Paragraph B shall not eliminate or limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) any unlawful distribution under ORS 60.367; or (4) any transaction from which the director derived an improper personal benefit. This Paragraph B shall not affect the liability of a director for any act or omission occurring prior to the date of its provisions became effective. No subsequent repeal of or amendment to this Paragraph B shall adversely affect any right or protection of a director of the corporation existing at the time of such repeal or amendment.